UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - March 20, 2015

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip code )

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported in our Current Report on Form 8-K filed on February 12, 2015, on February 6, 2015, the Board of Directors (the “Board”) of IEC Electronics Corp. (the “Company”) elected Jeffrey T. Schlarbaum to the office of President and Chief Executive Officer. In connection with Mr. Schlarbaum’s election, the Company entered into a three-year employment agreement with Mr. Schlarbaum on March 20, 2015 (the “Effective Date”). In addition, on March 20, 2015, the Compensation Committee approved a cash sign-on bonus of $50,000 to Mr. Schlarbaum.

Under the terms of the employment agreement, the Company will pay or provide the following: (1) an annual base salary of $350,000, which the Compensation Committee of the Board will review for increases after the initial year; (2) an annual incentive award subject to the accomplishment of specific performance goals established by the Compensation Committee pursuant to the terms of the Company’s Management Incentive Plan (“MIP”), or any successor arrangement thereto, with a target value of at least 65% of base salary for the fiscal year; (3) a long-term incentive award on such terms established by the Compensation Committee, with a target value of at least 65% of base salary for the fiscal year; (4) a sign-on award of a stock option (the “Sign-On Option”) to purchase the number of shares of the Company’s common stock that represent four percent (4.0%) of the Company’s common stock outstanding on the date of grant, such Sign-On Option to vest and become exercisable in equal installments on each of the first, second, third and fourth anniversaries of the Effective Date; and (5) termination benefits in the event of a termination of employment under certain conditions as set forth in his employment agreement. The employment agreement also contains terms and provisions including those related to competition, non-solicitation of employees and confidential information, customary to similar agreements.

Notwithstanding the terms described above, for fiscal year 2015, Mr. Schlarbaum’s annual incentive award will be determined as follows: (1) $47,500 will be payable upon successful filing by May 11, 2015 of each of the Company’s restated Form 10-K for the fiscal year ended September 30, 2014 and the Company’s Forms 10-Q for the quarters ended December 26, 2014 and March 27, 2015 and (2) the greater of (a) $47,500 and (b) a pro rata payout under the terms of the MIP for that portion of fiscal 2015 during which he is employed will be payable after September 30, 2015.

As calculated pursuant to the employment agreement, Mr. Schlarbaum’s Sign-On Option grants him the option to purchase 416,145 shares of our common stock at an exercise price of $4.10 per share.

In the event of Mr. Schlarbaum’s termination without Cause by the Company or by Mr. Schlarbaum for Good Reason, as such terms are defined in his employment agreement, the Company will pay or provide the following termination benefits: (1) salary continuation at his base salary then in effect for one year following termination; (2) a pro rata annual incentive award; (3) accelerated vesting of his Sign-On Option; (4) accelerated vesting of any outstanding long-term incentive awards; and (5) continued coverage under the Company’s health insurance plan for twelve months following termination. In the event of Mr. Schlarbaum’s termination without Cause by the Company or by Mr. Schlarbaum for Good Reason within two years of a Change-in-Control, as such terms are defined in his employment agreement, the Company will pay or provide the following benefits: (1) a lump sum payment equal to two times his base salary then in effect; (2) a pro rata annual incentive award; (3) accelerated vesting of his Sign-On Option; (4) accelerated vesting of any outstanding long-term incentive awards; and (5) continued coverage under the Company’s health insurance plan for twenty-four months following termination.

The above summary of Mr. Schlarbaum’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	March 26, 2015	By:	/s/ Michael T. Williams
Michael T. Williams
Chief Financial Officer